Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form SB-2) and related Prospectus of Fellows Energy Ltd. for the registration of 10,593,600 shares of its common stock and to the incorporation therein of our report dated March 29, 2005, with respect to the consolidated financial statements of Fellows Energy Ltd., included in its Annual Report (Form 10-KSB) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ HALL & COMPANY
Hall & Company
Irvine, California
November 10, 2005